EXHIBIT 99.1

Aspen Aerogels, Inc. Reports Third Quarter 2026 Financial Results and Recent Business Highlights

Q3 2026 revenue of $85 million, up 71% quarter-over-quarter and above the high end of outlook
Q3 2026 net loss of $10 million; Adjusted EBITDA of $20 million, above the high end of outlook
Received initial Energy Industrial data center infrastructure order; also secured key EI project for 2027 delivery
Record quarterly and YTD EU OEM revenue; anticipating continued momentum in Q4 and into 2027

NORTHBOROUGH, Mass., Nov. 05, 2026 (GLOBE NEWSWIRE) -- Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen” or the “Company”), a technology leader in sustainability and electrification solutions, today announced financial results for the third quarter of 2026, and discussed recent business developments.

Third Quarter 2026 Results
Total revenue for the third quarter of 2026 was $85.2 million, compared to $73.0 million in the prior year period. Thermal Barrier segment revenue was $45.3 million, compared to $48.7 million in the prior year period. Energy Industrial segment revenue was $39.9 million, compared to $24.3 million in the prior year period.

Net loss was $10.4 million, compared to net loss of $6.3 million in the prior year period. Third quarter 2026 results included $15.1 million of East Providence incident-related costs, such as expedited freight, professional fees, and the incremental cost of temporarily sourcing certain products from the Company's external manufacturing facility. The Company is engaged in the claims process under its insurance policies with respect to these East Providence incident-related costs. Results also included a $4.6 million loss on disposal of property, plant and equipment, primarily related to the write-down of certain Statesboro, Georgia manufacturing assets. Third quarter 2025 results included $1.6 million in restructuring and demobilization costs. Excluding these items, adjusted net income for the third quarter of 2026 was $9.3 million, compared to adjusted net loss of $4.8 million in the prior year period.

Net loss per share was $0.13, compared to net loss per share of $0.08 in the prior year period. Excluding the items described above, adjusted net income per share was $0.11, compared to adjusted net loss per share of $0.06 in the prior year period.

Adjusted EBITDA was $19.8 million, compared to $6.3 million in the prior year period. Adjusted EBITDA for the third quarter of 2026 excludes the $15.1 million of incident-related costs and the $4.6 million loss on disposal of property, plant and equipment described above, which the Company does not consider indicative of its core operating performance.

A reconciliation of non-GAAP financial results to GAAP financial results is provided in the financial schedules that are part of this press release. An explanation of these non-GAAP financial measures is also included below under the heading “Non-GAAP Financial Measures.”

Recent Business Highlights & Financial Performance

  Delivered total revenue of $85.2 million, a 71% increase quarter-over-quarter (QoQ) and above the high end of the outlook
  Grew Thermal Barrier revenue to $45.3 million, a 54% increase QoQ, including record European OEM revenue of $8.0 million
  Grew Energy Industrial revenue to $39.9 million, a 96% increase QoQ
  Expanded gross margin to 24%, an 18-percentage-point increase QoQ
  Generated adjusted gross profit of $35.3 million, or a 41% margin, excluding $14.7 million of East Providence incident-related costs in cost of revenue
  Reported net loss of $10.4 million, a $12.8 million improvement QoQ
  Generated Adjusted EBITDA of $19.8 million, or a 23% margin, a $26.4 million increase QoQ
  Ended the quarter with $146.5 million of cash, cash equivalents, and restricted cash
  Progressed toward restoring robust production capability at the East Providence, Rhode Island facility, which remains on track for completion in the first half of 2027
  Received an initial Energy Industrial order for a data center infrastructure project, opening a new market opportunity, with delivery expected in the fourth quarter of 2026
  Secured a key Energy Industrial project award, with delivery expected in 2027
  Generated initial battery energy storage system (BESS) revenue from PyroThin® parts supplied to multiple market participants

“Aspen delivered a strong third quarter, exceeding the high end of our outlook for both revenue and Adjusted EBITDA. The improvement was broad-based, with robust Energy Industrial deliveries, increased demand from GM, and growing contributions from European EV customers. We also reached early commercial milestones in data center infrastructure and battery energy storage. Looking ahead to 2027, we have secured significant project work across our Energy Industrial portfolio, giving us confidence that the business is well positioned for another solid growth year. These results align with our goals to grow and diversify Aspen while building durable profitability,” said Don Young, President and CEO.

Financial Outlook
Aspen issues its financial outlook as follows:

  Q4 2026 Revenue is expected to range between $60 million and $75 million
  Q4 2026 Net loss is expected to range between $11 million and $8 million
  Q4 2026 Net loss per share is expected to range between $0.13 and $0.10
  Q4 2026 Adjusted EBITDA is expected to range between $5 million and $13 million, which excludes an estimated $5 million to $10 million of East Providence incident-related costs, including expedited freight and expedited repair costs, professional fees, and the incremental cost of temporarily sourcing certain products from the Company's external manufacturing facility until the East Providence facility returns to full production capacity; the Company is engaged in the claims process under its insurance policies with respect to these costs
  FY 2026 Capital Expenditures, excluding costs related to the restoration of the East Providence facility, are expected to be less than $10 million

Grant Thoele, Chief Financial Officer and Treasurer, noted, “Our third quarter results demonstrated the operating leverage built into our financial framework. Our fourth quarter outlook reflects our expectation of sustained demand across both segments, including increased LNG activity and our first data center infrastructure project. Following a record quarter, our European Thermal Barrier business continues to ramp, with seven OEMs across eight programs driving growth into 2027. Our strong balance sheet provides a solid foundation for continued growth.”

The Company's Q4 2026 outlook assumes depreciation and amortization of $5 million, stock-based compensation expense of $3 million, net interest expense of $3 million, and diluted weighted average shares outstanding of 83.1 million for the quarter. The Adjusted EBITDA range excludes an estimated $5 million to $10 million of East Providence incident-related costs, as described above.

A reconciliation of net loss to non-GAAP Adjusted EBITDA for the Q4 2026 financial outlook is provided in the financial schedules that are part of this press release. An explanation of this non-GAAP financial measure is also included below under the heading “Non-GAAP Financial Measures.”

Aspen may incur, among other items, additional charges, realize gains or losses, incur financing costs or interest expense, or experience other events in 2026, including those related to the recovery from the East Providence incidents, the staged restart of the East Providence manufacturing facility, operational disruptions, supply chain disruptions, or further cost inflation, that could cause actual results to vary materially from this outlook. See Special Note Regarding Forward-Looking and Cautionary Statements below.

Conference Call and Webcast Notification
A conference call with Aspen management to discuss third quarter 2026 results and recent business developments will be held Thursday, November 5, 2026, at 8:30 a.m. ET. During the call, management will respond to questions concerning, but not limited to, Aspen’s financial performance, business conditions, and financial outlook. Management’s discussion and responses could contain information that has not been previously disclosed.

Shareholders and other interested parties may call +1 (833) 461-5787 (domestic) or +1 (585) 542-9983 (international) and reference Meeting ID “525590106” to participate in the conference call. In addition, the conference call and an accompanying slide presentation will be available live as a listen-only webcast hosted at the Investors section of Aspen’s website, www.aerogel.com.

Following the live event, an archived version of the webcast will be available on Aspen’s website for convenient on-demand replay for approximately one year. A copy of this press release is posted in the Investors section on Aspen’s website.

Non-GAAP Financial Measures
In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (“GAAP”), Aspen provides additional financial metrics that are not prepared in accordance with GAAP (“non-GAAP”). The non-GAAP financial measures included in this press release are Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income (loss), adjusted net income (loss) per share, adjusted gross profit, and adjusted gross margin. Management uses these non-GAAP financial measures, in addition to GAAP financial measures, as a measure of operating performance because the non-GAAP financial measures do not include the impact of items that management does not consider indicative of Aspen's core operating performance. These excluded items include the loss on disposal of property, plant and equipment and costs related to the East Providence incidents, including expedited freight and expedited repair costs, professional fees; and the incremental cost of temporarily sourcing certain products from the Company's external manufacturing facility until the East Providence facility returns to full production capacity. In addition, management uses Adjusted EBITDA (i) for planning purposes, including the preparation of Aspen's annual operating budget, (ii) to allocate resources to enhance the financial performance of its business, and (iii) as a performance measure under its bonus plan.

Management believes that these non-GAAP financial measures reflect Aspen's ongoing business in a manner that allows for meaningful comparisons and analysis of trends in its business, as it excludes expenses and gains not reflective of Aspen's ongoing operating results or that may be infrequent and/or unusual in nature. Management also believes that these non-GAAP financial measures provide useful information to investors in understanding and evaluating Aspen's operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. These non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

The non-GAAP financial measures do not replace the presentation of Aspen's GAAP financial results and should only be used as a supplement to, not as a substitute for, Aspen's financial results presented in accordance with GAAP. In this press release, Aspen has provided a reconciliation of Adjusted EBITDA to net income (loss), Adjusted EBITDA margin to net loss margin, adjusted net income (loss) to net loss, adjusted net income (loss) per share to net loss per share, adjusted gross profit to gross profit, and adjusted gross margin to gross margin, in each case to the most directly comparable GAAP financial measure. Management strongly encourages investors to review Aspen's financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

About Aspen Aerogels, Inc.
Aspen is a technology leader in sustainability and electrification solutions. The Company’s aerogel technology enables its customers and partners to achieve their own objectives around the global megatrends of resource efficiency, e-mobility and clean energy. Aspen’s PyroThin® products enable solutions to thermal runaway challenges within the electric vehicle (“EV”) market. The Company’s Cryogel® and Pyrogel® products are valued by the world’s largest energy infrastructure companies. Aspen’s strategy is to partner with world-class industry leaders to leverage its Aerogel Technology Platform® into additional high-value markets. Aspen is headquartered in Northborough, Mass. For more information, please visit www.aerogel.com.

Special Note Regarding Forward-Looking and Cautionary Statements
This press release and any related discussion contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements, including statements relating to Aspen’s financial outlook for the fourth quarter of 2026. These statements are not historical facts but rather are based on Aspen’s current expectations, estimates and projections regarding Aspen's business, operations and other factors relating thereto, including with respect to Aspen’s financial outlook for the fourth quarter of 2026. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” “assumes,” “targets,” “opportunity,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, Aspen’s beliefs and expectations about capacity, revenue, revenue capacity, backlog, costs, expenses, profitability, cash flow, gross profit, gross margin, operating margin, net income (loss), Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share and related increases, decreases, trends or timing; Aspen’s beliefs and expectations about the energy industrial markets, including data center infrastructure, and the EV markets; Aspen’s expectations with respect to the financial and operational impacts from the East Providence incidents, the recovery from the East Providence incidents, and the return to full production capacity of the East Providence manufacturing facility; Aspen’s target revenue capacity and gross margins; Aspen’s efforts to use its external manufacturing facility to meet customer demand; current or future trends in the energy, energy infrastructure, data center infrastructure, chemical and refinery, LNG, sustainable building materials, EV thermal barrier, EV battery materials or other markets and the impact of these trends on Aspen’s business; the strength, effectiveness, productivity, costs, profitability or other fundamentals of Aspen’s business; beliefs about the role of Aspen’s technology and opportunities in the energy industrial and EV markets; beliefs about Aspen’s ability to provide and deliver products and services to energy industrial and EV customers; beliefs about content per vehicle, revenue, costs, expenses, profitability, investments or cash flow associated with Aspen’s energy industrial and EV opportunities; and the performance and market acceptance of Aspen’s products. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the following: Aspen’s ability to return the East Providence manufacturing facility to full production capacity; the Company’s ability to manufacture the full array of its products at the facility and to meet expected customer demand; the Company’s ability to mitigate the potential impacts from the operational disruption on the Company’s business, operations and financial performance; Aspen’s ability to execute its growth plan; the right of EV thermal barrier customers to cancel contracts with Aspen at any time and without penalty; any costs, expenses, or investments incurred by Aspen in excess of projections used to develop pricing under the contracts with EV thermal barrier customers; Aspen’s ability to create customer or market opportunities for its products; any disruption or inability to achieve expected capacity levels in any of its manufacturing or assembly facilities, including at its external manufacturing facility; any failure to enforce any of Aspen’s patents; the general economic conditions and cyclical demands in the markets that Aspen serves; and the other risk factors discussed under the heading “Risk Factors” in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission (“SEC”) on March 13, 2026, as well as any updates to those risk factors filed from time to time in Aspen’s subsequent periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release. Aspen does not intend to update this information unless required by law.

Investor Relations Contacts
Neal Baranosky
Phone: (508) 691-1111 x 8
nbaranosky@aerogel.com

Georg Venturatos / Patrick Hall
Gateway Group
Phone: (949) 574-3860
ASPN@gateway-grp.com

ASPEN AEROGELS, INC. Condensed Consolidated Balance Sheets (Unaudited and in thousands)

	September 30, 2026	December 31, 2025
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$145,991	$156,857
Restricted cash	508	1,713
Accounts receivable, net	62,250	35,270
Inventories	29,307	38,249
Prepaid expenses and other current assets	18,514	9,964
Total current assets	256,570	242,053
Property, plant and equipment, net	82,664	98,400
Assets held for sale	27,663	32,712
Operating lease right-of-use assets	15,406	18,014
Finance lease right-of-use assets	5,254	6,131
Other long-term assets	6,553	9,369
Total assets	$394,110	$406,679
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$37,188	$13,243
Accrued expenses	31,323	12,952
Deferred revenue	20,222	1,259
Finance obligation for sale and leaseback transactions	6,133	4,443
Operating lease liabilities	2,639	3,245
Finance lease liabilities	1,935	1,768
Long term debt - current portion	22,462	25,115
Total current liabilities	121,902	62,025
Revolving line of credit	11,203	14,346
Long term debt	51,085	65,455
Deferred revenue long-term	4,869	—
Finance obligation for sale and leaseback transactions long-term	—	4,953
Operating lease liabilities long-term	18,846	21,138
Finance lease liabilities long-term	1,767	3,244
Total liabilities	209,672	171,161
Stockholders’ equity:
Total stockholders’ equity	184,438	235,518
Total liabilities and stockholders’ equity	$394,110	$406,679

ASPEN AEROGELS, INC. Consolidated Statements of Operations (Unaudited and in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(In thousands, except share and per share data)
Revenue	$85,178	$73,017	$172,911	$229,764
Cost of revenue	64,611	52,218	144,804	160,837
Gross profit	20,567	20,799	28,107	68,927
Operating expenses:
Research and development	2,480	2,494	8,399	10,621
Sales and marketing	6,772	6,553	20,399	21,885
General and administrative	13,824	13,532	42,101	40,402
Restructuring and demobilization costs	—	1,568	427	16,296
Impairment of property, plant and equipment	—	—	—	287,567
Loss on property damage	—	—	8,910	—
Loss on disposal of property, plant and equipment	4,612	—	4,612	—
Total operating expenses	27,688	24,147	84,848	376,771
Loss from operations	(7,121)	(3,348)	(56,741)	(307,844)
Other income (expense)
Interest expense, net	(2,698)	(2,973)	(8,625)	(8,015)
Other income	2	581	8,959	1,711
Total other income (expense)	(2,696)	(2,392)	334	(6,304)
Loss before income taxes	(9,817)	(5,740)	(56,407)	(314,148)
Income tax expense	(602)	(594)	(967)	(2,491)
Net loss	$(10,419)	$(6,334)	$(57,374)	$(316,639)
Net loss per share:
Basic and diluted	$(0.13)	$(0.08)	$(0.69)	$(3.85)
Weighted-average common shares outstanding:
Basic and diluted	83,069,919	82,399,599	82,902,833	82,216,027

Analysis of Cash Flow

The following table summarizes our cash flows for the periods indicated.

	Nine Months Ended September 30,
	2026	2025
	(In thousands)
Net cash provided by (used in):
Operating activities	$14,192	$16,737
Investing activities	994	(34,985)
Financing activities	(27,257)	(50,596)
Net decrease in cash	(12,071)	(68,844)
Cash, cash equivalents and restricted cash at beginning of period	158,570	221,276
Cash, cash equivalents and restricted cash at end of period	$146,499	$152,432

	Three Months Ended
	March 31, 2026	June 30, 2026	September 30, 2026
	(In thousands)
Net cash provided by (used in):
Operating activities	$34,145	$(16,200)	$(3,753)
Investing activities	(1,367)	(1,802)	4,163
Financing activities	(15,765)	(4,160)	(7,332)
Net increase (decrease) in cash	17,013	(22,162)	(6,922)
Cash, cash equivalents and restricted cash at beginning of period	158,570	175,583	153,421
Cash, cash equivalents and restricted cash at end of period	$175,583	$153,421	$146,499

Reconciliation of Non-GAAP Financial Measures

The following tables present reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable GAAP measures:

Reconciliation of Adjusted EBITDA to Net Loss

We define Adjusted EBITDA as net income (loss) before interest expense, taxes, depreciation, amortization, stock-based compensation expense and other items, which occur from time to time and which we do not believe are indicative of our core operating performance. We define Adjusted EBITDA margin as Adjusted EBITDA divided by revenue, and net loss margin as net loss divided by revenue.

For the three and nine months ended September 30, 2026 and 2025:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(In thousands)
Net loss	$(10,419)	$(6,334)	$(57,374)	$(316,639)
Depreciation and amortization	4,962	5,393	14,635	16,981
Stock-based compensation	2,216	2,642	8,219	7,927
Other (income) expense, net	2,696	2,392	8,576	6,304
Income tax expense	602	594	967	2,491
Restructuring and demobilization costs	—	1,568	427	16,296
Impairment of property, plant and equipment	—	—	—	287,567
Insurance recoveries	—	—	(8,910)	—
Loss on property damage	—	—	8,910	—
Loss on disposal of property, plant and equipment	4,612	—	4,612	—
East Providence incident-related costs	15,149	—	20,467	—
Adjusted EBITDA	$19,818	$6,255	$529	$20,927
Net loss margin	(12)%	(9)%	(33)%	(138)%
Adjusted EBITDA margin	23%	9%	0%	9%

For the three months ending December 31, 2026 financial outlook:

	Current Outlook Quarter Ending December 31, 2026
	Low	High
	(In thousands)
Net loss	$(11,000)	$(8,000)
Depreciation and amortization	5,000	5,000
Stock-based compensation	3,000	3,000
Other expense, net	3,000	3,000
East Providence incident-related costs	5,000	10,000
Adjusted EBITDA	$5,000	$13,000

Reconciliation of Other Financial Measures

The following tables reconcile net loss and net loss per share to adjusted net income (loss) and adjusted net income (loss) per share for the three and nine months ended September 30, 2026 and 2025:

	Three Months Ended
	September 30, 2026		September 30, 2025
	Amount	Per Share	Amount	Per Share
	(In thousands)		(In thousands)
Net loss	$(10,419)	$(0.13)	$(6,334)	$(0.08)
Restructuring and demobilization costs	—	—	1,568	0.02
East Providence incident-related costs	15,149	0.18	—	—
Loss on disposal of property, plant and equipment	4,612	0.06	—	—
Adjusted net income (loss)	$9,342	$0.11	$(4,766)	$(0.06)

	Nine Months Ended
	September 30, 2026		September 30, 2025
	Amount	Per Share	Amount	Per Share
	(In thousands)		(In thousands)
Net loss	$(57,374)	$(0.69)	$(316,639)	$(3.85)
Restructuring and demobilization costs	427	0.01	16,296	0.20
Impairment of property, plant and equipment	—	—	287,567	3.50
Insurance recoveries	(8,910)	(0.11)	—	—
Loss on property damage	8,910	0.11	—	—
East Providence incident-related costs	20,467	0.25	—	—
Loss on disposal of property, plant and equipment	4,612	0.06	—	—
Adjusted net loss	$(31,868)	$(0.38)	$(12,776)	$(0.16)

The following tables reconcile gross profit and gross margin to adjusted gross profit and adjusted gross margin for the three and nine months ended September 30, 2026 and 2025:

	Three Months Ended
	September 30, 2026	September 30, 2025
	Amount (in thousands)
Gross profit	$20,567	$20,799
East Providence incident-related cost of revenue	14,703	—
Adjusted gross profit	$35,270	$20,799
Gross profit margin	24%	28%
Adjusted gross profit margin	41%	28%

	Nine Months Ended
	September 30, 2026	September 30, 2025
	Amount (in thousands)
Gross profit	$28,107	$68,927
East Providence incident-related cost of revenue	19,968	—
Adjusted gross profit	$48,075	$68,927
Gross profit margin	16%	30%
Adjusted gross profit margin	28%	30%